Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Canadian Superior Energy Inc.:

We consent to the use of our report dated March 31, 2005, with respect to the consolidated balance sheets of Canadian Superior Energy Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations and deficit and cash flows for each of the years in the two-year period ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada
August 31, 2006